As filed with the Securities and Exchange Commission on July 24 , 2003

                                                   REGISTRATION  NO. 333_ 106025

=====================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549
                              --------------------
                         POST EFFECTIVE AMENDMENT NO. 1
                                       to
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                                  AVITAR, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                       Delaware                     06-1174053
            --------------------------------- ----------------------
              (State or other jurisdiction       (I.R.S. Employer
            of incorporation or organization) Identification Number)


                                   65 DAN ROAD
                                CANTON, MA 02021
                                 (781) 821-2440
       ------------------------------------------------------------------
               (Address, including zip code and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                PETER P. PHILDIUS
                             CHIEF EXECUTIVE OFFICER
                                  AVITAR, INC.
                                   65 DAN ROAD
                                CANTON, MA 02021
                                 (781) 821-2440
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 with copies to:

                             EUGENE M. CRONIN, ESQ.
                          DOLGENOS NEWMAN & CRONIN LLP
                                96 SPRING STREET
                            NEW YORK, NEW YORK 10012
                                 (212) 925-2800

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.


 If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


====================================================================
                            CALCULATION OF REGISTRATION FEE

Title of                                   Proposed           Proposed
Each Class                                  Maximum            Maximum
of Security                Amount           Offering           Aggregate     Amount of
to be                      to be             Price             Offering     Registration
Registered               Registered(1)     Per Unit             Price         Fee (2)
-----------              ----------       ----------         -----------    ------------
Common stock,
par value $.001
per share                19,189,967         $0.24            $4,605,582       $405.00

(1) Pursuant to Rule 416 under the Securities Act, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments as provided in relevant Notes and Warrants.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

The above calculation is based on the average of the high and low prices of the common stock reported on the American Stock Exchange on June 5, 2003.

The registration fee was paid on June 11, 2003.

=====================================================================

                                   PROSPECTUS
                    ----------------------------------------

                                19,189,967 Shares

                                  AVITAR, INC.

                                  Common Stock
                          ----------------------------


     All of the shares of common stock offered in this Prospectus are being offered by the selling security holders in transactions as described in the plan of distribution. The Company will not receive any of the proceeds from the sales (other than purchase prices received upon the exercise of currently outstanding warrants, the underlying shares of which are being registered for sale hereunder).

     Our common stock is traded on the American Stock Exchange under the symbol "AVR." On June 5, 2003, the closing price reported on the American Stock Exchange was $0.23 per share.

THIS INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities. They have not determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                       ----------------------------------


                 The date of this Prospectus is July 24, 2003





                                TABLE OF CONTENTS

                                   PROSPECTUS

                                                                  Page


ABOUT AVITAR  . . . . . . . . . . . . . . . . . . . . . . . . . . 4

RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . 5

RECENT DEVELOPMENTS CONCERNING GOODWILL AND
 OTHER INTANGIBLE ASSETS. . . . . . . . . . . . . . . . . . . . .11

FORWARD-LOOKING STATEMENTS. . . . . . . . . . . . . . . . . . . . 11

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . 12

SELLING SECURITY HOLDERS. . . . . . . . . . . . . . . . . . . . . 12

PLAN OF DISTRIBUTION. . . . . . . . . . . . . . . . . . . . . . . 14

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . 16

STATEMENT OF INDEMNIFICATION . . . . . . . . . . . . . . . . . . .16

WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . . 16

INCORPORATION OF INFORMATION WE FILE WITH THE SEC . . . . . . . . 17

                                  ABOUT AVITAR

     Avitar, Inc., headquartered in Canton, Massachusetts, develops, manufactures and markets innovative medical devices based on core technologies in oral fluid diagnostics and customized polyurethane applications. The Company markets a unique portfolio of substance abuse testing products and services that include:

-    ORALscreen(TM),   the  world's  first  point-of-contact  rapid  oral  fluid
     screening devise for drugs of abuse,

- ORALscreenOSR(TM), an instrument that automates the analysis, recording, reporting and transmitting of results for the ORALscreen drugs of abuse tests, and

- other ORALscreen-related products and several other specialized tests for drugs of abuse.

     Avitar also markets an oral fluid collection system for DNA testing as well as a proprietary line of polyurethane-based high tech medical devices.

     The location of our principal executive offices is 65 Dan Road, Canton, Massachusetts 02021; telephone: (781) 821-2400.



                                  RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this Prospectus before deciding to invest in shares of our common stock.

The Company may not have sufficient cash for its current operations.

     The Company has a working capital deficit, which was approximately $1.73 million at March 31, 2003. For the balance of fiscal year 2003, the Company's cash requirements are expected to include primarily the funding of operating losses, the payment of outstanding accounts payable and the repayment of certain notes payable. The Company is seeking additional capital and needs to raise $1,000,000 immediately with plans to raise an additional $3,000,000 during the remainder of 2003. However, there can be no assurance that these financings will be achieved. If these financings were achieved, the Company would be able to fund current operations until profitability or cash flow breakeven, but only if its projected sales are achieved. Thereafter it will need additional funds for operations, product expansion and debt repayment.

     In the event of unforeseen circumstances affecting the economy and/or the Company, this cash flow projection may be proven inaccurate, and the Company will need additional funds for current operations as well as for its outstanding obligations sooner than currently anticipated. The Company can give no assurance that sources of funds will be available to fund its operations and other obligations. If financing is unavailable, it may default on its obligations, curtail operations or cease business altogether.

If a judgment against the Company were enforced, the Company may cease operations.

     The Company is now in default under a promissory note, which was issued to a principal supplier for unpaid accounts payable. In May 2003, an Illinois state court entered a judgment against the Company for approximately $193,000 pursuant to a confession of judgment contained in that promissory note. The holder of the judgment has indicated its intention to seek enforcement of the judgment in Massachusetts, the state in which the Company holds the large majority of its assets. The Company has paid approximately $140,000 of the judgment, but there is no assurance that this judgment can be resolved.

     If the supplier seeks to enforce the judgment against the Company, the Company's financial condition will be adversely affected. If the Company is not able to pay or otherwise resolve these obligations, it may be in default of its other obligations for borrowed funds and the Company may cease operations.

With recently reduced personnel, the Company may not be able to operate at an adequate level.

     Current economic conditions have imposed significant constraints on capital raising and have caused projections of operating revenues to remain at the current lower level for the balance of Fiscal Year 2003. In response to such economic conditions, the Company recently reduced personnel, including employees in marketing and employees in research and development. The effect of these recent personnel reductions on the Company's future sales and operations cannot yet be determined at this time. In view of such reductions, the Company may not be able to operate at an adequate level.

The Company has a substantial level of indebtedness and if it is unable to raise new capital or generate sufficient cash from operations it will not be able to fulfill its financial obligations.

     The Company has approximately $2.5 million of debt, some of which is classified as short term. If the Company is not able to raise new capital or to generate enough cash from operations, it will not be able to pay the interest on outstanding debt and repay any scheduled payments of principal. In that event the Company may be in default and, as a consequence, it may have to refinance some or all of the debt, obtain other sources of capital, which may not be available at that time, or continue in default. Any refinancing or additional capital, if available, might be on unfavorable terms in those circumstances. Any default on the Company's financial obligations would likely force curtailment or halting of operations or liquidation of assets.

We have sustained losses in the past and we expect to report losses in the future; going concern qualification in report of independent certified public accountants.

     We have incurred substantial losses that have reduced our stockholders equity and at times depleted our working capital. We funded our negative cash flows from 1999 to date primarily by the sale of additional equity and the placement of debt. We incurred losses of approximately $4.15 million during fiscal year 2002 and losses of $2.7 million during the first half of fiscal year 2003.

     The losses in fiscal year 2002 were incurred primarily from expenses associated with the marketing of the new drug-testing kits and the development of test kits for diseases. Current economic conditions have imposed significant constraints on capital raising and have caused actual and projected operating revenues to remain at a lower than expected level for the balance of Fiscal Year 2003. In response to such economic conditions, the Company recently reduced personnel, including employees in marketing and employees in research and development. The effect of these recent personnel reductions on the Company's future sales and operations cannot yet be determined at this time.

     As a result of the Company's recurring losses from operations and working capital deficit, the report of its independent certified public accountants relating to the financial statements for fiscal year 2002 contains an explanatory paragraph stating substantial doubt about the Company's ability to continue as a going concern. Such report states that the ultimate outcome of this matter could not be determined as of the date of such report (November 26, 2002). Currently, it is anticipated that this consideration will be reflected in the report on the financial statements for the fiscal year ended September 30, 2003.

Principal supplier risk and substantial trade debt due; default in note with entry of judgment

     One supplier of a key component is the current sole source for the Company, and it is owed a substantial amount for past-due payables and product development expenses, which have been evidenced by a promissory note. As mentioned above, that promissory note is now in default and a judgment was entered against the Company pursuant to a confession of judgment contained in that note. The Company currently is permitted to purchase these components on a COD basis from the supplier. If the current supplier refuses to sell components or the Company cannot meet the COD terms, the inability to obtain components will have an adverse effect on the business, revenues and prospects of the Company. Although the Company has an inventory of these components, it may not last sufficiently long while the Company finds a new supplier. The Company has identified a new potential supplier and is in the process of evaluating and developing the terms for dealing with this new supplier, but there can be no assurance that this new supplier will be acceptable for the Company's purposes. There is no assurance that a new supplier will be found for these components on a timely basis, or at all, if the current supplier ceases to sell to the Company.

     If the supplier acts to collect on the outstanding obligations due it by the Company and seeks to enforce the judgment entered against the Company, the Company's financial condition will be adversely affected. If the Company is not able to pay or otherwise resolve these obligations, it may be in default of its other obligations for borrowed funds.

With all of our assets pledged to prior senior lenders, the Company may not be able to borrow funds and have to curtail or cease operations.

     The Company has pledged substantially all of its assets as security to Senior Lenders for currently outstanding debt of approximately $1.5 million. If the Company falls into default to the Senior Lenders, there likely will be no assets available for the repayment of the outstanding Notes issued in February 2003 or any subsequent Notes. In addition, the Company has no other assets to pledge for additional debt and requires the consent of the Senior Lenders for a further security interest to be placed on any of the pledged assets. The Notes are junior to the debt of the Senior Lenders and the Notes would also be junior to the judgment on a supplier's note in the current amount of approximately $183,000 upon domestication of such judgment in Massachusetts. The Company anticipates that some subsequent Notes may be on the same level as the Notes issued in February 2003 ("Pari Passu Notes"), but senior to all other debt of the Company. As a result of the seniority of the above Notes and the Pari Passu Notes, the Company will be limited in incurring additional debt without the majority consent of the holders of all such Notes and the Pari Passu Notes. The inability of the Company to borrow in the future may cause the Company to cut back on its operations.

No assurance future capital will be available to us; additional capital will dilute the holdings of our stockholders.

     If we need additional financing, we cannot give any assurance that it will be available, or if available, that it will be available on terms favorable to our stockholders. If funds are not available to satisfy any of our short-term and long-term operating requirements, we may limit or suspend our operations in the entirety or, under certain circumstances, seek protection from creditors. Our recent equity offerings resulted in the dilution of our then existing stockholders. It is possible that future financings may contain terms that could result in similar or more substantial dilution than has already been incurred by our stockholders from the sales of equity with warrants since fiscal year 1998.

Need to increase authorized shares and shareholder approval may not be obtained.

     As of June 19, 2003, we had approximately 73 million shares outstanding and approximately 28 million shares committed or reserved for issuance upon exercise of options and warrants or conversion of convertible preferred shares. The Company intends to seek shareholder approval for an increase of its authorized shares of common stock from 100 million to not less than 200 million. If this approval is not obtained, we may not be able to meet certain outstanding obligations to issue shares of common stock.

A significant number of our shares are eligible for sale and their sale could further depress the market price of our stock.

     Sales of substantial amounts of our common stock (including shares issued upon exercise of outstanding options and warrants and shares issued upon conversion of convertible preferred shares and debt) in the public market could depress the market price of our common stock. As of June 19, 2003, we had approximately 73 million shares outstanding and approximately 28 million shares committed or reserved for issuance upon exercise of options and warrants or conversion of convertible preferred shares. After shareholder approval, the outstanding Pari Passu Notes would be convertible into approximately 10.6 million shares and 3.8 million shares would be issued to the holders of the Pari Passu Notes for certain agreements. In addition, the Company anticipates that up to 10 million shares may be issued during this fiscal year and up to approximately 11 million shares may be issuable upon conversion of Notes to be issued in the remainder of Fiscal Year 2003.

We depend on the drug of abuse screen systems and market acceptance of those systems is unclear.

     We intend to continue to concentrate our efforts primarily on the development of the ORALscreen drug of abuse detection systems and we will be dependent upon the successful development and marketing of those systems to generate revenues. Acceptance of our systems may be adversely affected by:

     -    costs,

     -    concerns related to accuracy or false positive reports,

     -    a cultural resistance to the use of drug of abuse screening tests,

     -    the effectiveness of competing drug of abuse screening tests.

     Any failure to achieve greater market acceptance of our systems will have a material adverse effect on our business, financial condition and results of operations.

The success of competitive products could have an adverse effect on our business.

     The Drug of Abuse Testing industry is intensely competitive, although at present we have encountered only minimal direct competition in the rapid on-site (as opposed to laboratory) oral fluid drug testing market. The significant competitive factors in the industry include:

         -  price,
         -  convenience,
         -  accuracy,
         -  acceptance of new technologies, - user satisfaction, and
         -  when applicable, government approval.

     We believe our ORALscreen systems offer several distinct advantages over the use of blood or urine samples, including net cost savings, ease of use and non-invasiveness. However, the success of any competing alternative to the ORALscreen systems for screening for drugs of abuse could have a material adverse effect on our business, financial condition and results of operations. Most of our competitors have substantially greater financial capabilities for product development and marketing than we currently do. These financial capabilities enable our competitors to market their systems in a more effective manner.


Lack of availability of key system components could result in delays, increased costs, or costly redesign of our products.


     Although some of the parts and components used to manufacture our products are available from multiple sources, we currently purchase most of our components from single sources in an effort to obtain volume discounts. One principal supplier of a key component is a sole supplier, which is owed substantial amounts for past-due payables and may not continue to supply. In addition, we are in default under a promissory note held by this supplier and a judgment was entered pursuant to a confession of judgment contained in this note. Lack of availability of any of these parts and components could result in production delays, increased costs, or costly redesign of our products. We continually evaluate ways to minimize any impact to our business from any potential part or component shortage through inventory stockpiling and design changes to afford opportunities for multiple sources of supply for these essential components. Any loss of availability of an essential system component could result in a material adverse change to our business, financial condition and results of operations.


Substantial regulation by government agencies.

     Many of our products are subject to regulation by the Food and Drug Administration (the "FDA") and comparable agencies in various states and foreign countries requiring, among other things, pre-market approval or clearance of new medical or dental devices. In November 2000, the FDA proposed regulations that, although still not in effect, in the future may require a pre-market approval or clearance of our ORALscreen products for sale to employers. In addition, Avitar is subject to inspections by the FDA at all times, and may be subject to inspections by state and foreign agencies. If the FDA believes that its legal requirements have not been fulfilled, it has extensive enforcement powers, including the ability to initiate action to physically seize products and/or to enjoin their manufacture and distribution, to require recalls of certain types of products, and to impose or seek to impose civil or criminal sanctions against individuals or companies. Such submissions and review by the FDA could take several years, after which there could be no assurance that approval would be granted.


Dependence on intellectual property; no assurance as to protection of intellectual property.

     Our ability to compete effectively with other companies will depend, in part, on our ability to maintain the proprietary nature of our technologies. We intend to rely substantially on unpatented proprietary information and know-how, and there can be no assurance that others will not develop such information and know-how independently or otherwise obtain access to our technology. Similarly, there can be no assurance that our proprietary technology will not infringe patents or other rights owned by others. If we are unable to adequately safeguard and exploit our methods and technologies, our ability to compete with other companies, a majority of which have greater financial, technological, human and other resources than the Company, our business would be materially adversely affected.


Risk of product liability; limited insurance coverage.

     The testing, marketing and sale of medical and dental products entails a risk of product liability claims by consumers and others. Avitar has maintained product liability insurance coverage and currently has such insurance in the amount of up to $5,000,000. This insurance will not cover liabilities caused by events occurring after such policy is terminated or claims made after 60 days following termination of the policy or in respect of events excluded from coverage. In the event of a successful suit against Avitar, lack or insufficiency of insurance coverage would have a material adverse effect on Avitar. Further, certain distributors of medical and dental products require minimum product liability insurance coverage as a condition precedent to purchasing or accepting products for distribution. Failure to satisfy such insurance requirements could impede the ability of Avitar to achieve broad distribution of its products, which would have a material adverse effect on Avitar.


We are dependent on our management and key personnel to succeed.

     Our principal executive officers and key personnel have extensive knowledge of and experience with our products, the research and development efforts needed to improve them and the development of marketing and sales programs to increase their market penetration. The loss of the services of any of our executive officers or other key personnel, or our failure to attract and retain other skilled and experienced personnel, could have a material adverse effect on our ability to manufacture, sell and market our products. Such events would probably have a negative impact on our business and financial condition.


Barriers to takeover

     The Company is governed by the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" is defined to include mergers, asset sales and certain other transactions resulting in a financial benefit to the stockholders. An "interested stockholder" is defined as a person who, together with affiliates and associates, owns (or within the prior three years, did own) 15% or more of a corporation's voting stock. As a result of the application of Section 203, potential acquirers of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above market prices pursuant to such transactions. In addition, in the event of certain changes of control of the Company (as defined in the Company's Equity Plan) outstanding options granted pursuant to the Company's Equity Plan will become immediately exercisable in full. Such acceleration of exercisability may also discourage potential acquirers of the Company.



The market price of our stock has historically been volatile.

     The volatility of our common stock imposes a greater risk of capital losses on stockholders as compared to less volatile stocks. In addition, such volatility makes it difficult to ascribe a stable valuation to a stockholder's holdings of our common stock. Factors such as announcements of technological innovations, changes in marketing, product pricing and sales strategies or new products by our competitors, changes in domestic or foreign governmental regulations or regulatory approval processes, developments or disputes relating to patent or proprietary rights and public concern as to the reliability of the OralScreen systems or drug tests in general may have a significant impact on the market price of our common stock. Moreover, the possibility exists that the stock market (and in particular the securities of technology companies such as ours) could experience extreme price and volume fluctuations unrelated to operating performance.

RECENT DEVELOPMENTS CONCERNING GOODWILL AND OTHER INTANGIBLE ASSETS

     Effective October 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, during Fiscal 2003. SFAS No. 142 requires among other things, that companies no longer amortize goodwill, but test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purpose of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with guidelines in SFAS 142. SFAS 142 is required to be applied to all goodwill and other intangible assets regardless of when those assets were initially recognized. As of October 1, 2002, the Company's goodwill of $2,139,555 was composed of $1,901,435 associated with the acquisition of USDTL in 1999 and $238,120 associated with the acquisition of BJR in 2001. As a result of the transitional impairment tests, the USDTL acquisition was determined to be impaired by an independent evaluations which relied on present value of future cash flows contained in an offer to purchase USDTL and market price comparisons of sales multiples for companies engaged in a similar business to USDTL. The difference in value of $650,000 is being reported as the cumulative effect of change in accounting principle for the period ended March 31, 2003. No adjustment to the $238,120 balance of goodwill associated with the BJR acquisition was deemed necessary as of March 31, 2003.

     The effect on reported net loss due to the cumulative effect of change in accounting principle and discontinuance of goodwill amortization is as follows:

                                                               Six months ended March 31,          Year ended  September 30,
                                                               2003                2002               2002             2001
 -------------------------------------------------------------------------------------------       ------------------------------
  Reported Net Loss                                        $(2,742,604)         $(1,623,591)        $(4,186,066)     $(6,088,976)
  Cumulative effect of change in accounting
   principle                                                   650,000                    -                   -                -
  Goodwill amortization                                              -              154,996             309,992          298,200
                                                            -------------        ----------          -----------     ------------
  Adjusted net loss before cumulative effect
   of change in accounting principle and
   excluding 2002 goodwill amortization                    $(2,092,604)         $(1,468,595)        $(3,836,074)     $(5,790,776)
                                                           =============       =============        ============     ============
Basic and diluted earnings per share as reported              $(.05)                $(.04)          $   (.11)     $      (.26)
  Cumulative effect of change in accounting
   principle                                                    .01                     -                  -                -
  Goodwill amortization                                           -                     -                .01              .01
                                                             ------------         ---------         ------------     ------------
Basic and diluted earnings per share before
  cumulative effect of change in accounting
  principle and excluding 2002 and 2001 goodwill
  amortization                                                $(.04)                $(.04)          $   (.10)     $      (.25)
                                                             ========             ========          ============     ============



                           FORWARD-LOOKING STATEMENTS

Avitar, Inc. makes statements in this Prospectus and the documents incorporated by reference that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. The Private Securities Litigation Reform Act of 1995 contains the safe harbor provisions that cover these forward-looking statements. We are including this statement for purposes of complying with these safe harbor provisions. We base these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions including, among other things:

     -    continued losses and cash flow deficits;
     - the continued availability of financing in the amounts, at the times and on the terms required to support our future business;
     -    uncertain market acceptance of our products;
     - accuracy, reliability and patent concerns regarding our products and technology;
     -    competition; and
     -    reliance on key personnel.

Words such as "expect," "anticipate," "intend," "plan," "believe," "estimate" and variations of such words and similar expressions are intended to identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Because of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this document may not occur.




                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares of common stock by the selling security holders. The Company would receive up to approximately $42,000 if all outstanding warrants were exercised. The Company intends to use the proceeds, if any, to provide general working capital. However, there can be no assurance that these outstanding warrants will be exercised.


                            SELLING SECURITY HOLDERS

     The shares of common stock offered herein include 6,303,000 shares issued in connection with the February 2003 placement of $955,000 in principal amount of promissory notes, 10,611,111 shares reserved for possible issuance on conversion of the $955,000 promissory notes, and 461,353 shares that may be issued on exercise of outstanding warrants. and approximately 1,814,500 shares reserved for issuance if certain registration obligations are not completed in a timely manner.

     Absent registration under the Securities Act, the shares of common stock offered herein are subject to certain limitations on resale. The Registration Statement of which this Prospectus forms a part has been filed in satisfaction of certain registration rights we granted to the individuals and entities listed below.

     The following table assumes that each of the individuals and entities listed below will sell all of the common stock offered herein set forth opposite such individual or entity's name. However, one or more of the individuals or entities listed below may sell only a portion or may sell none of the shares set forth opposite such individual or entity's name.


                                  Common Shares                                       Common Shares
                                  Beneficially Owned                                  Beneficially Owned
                                  Prior to the                      Number of           After the Offering
                                  Offering (1)                      Shares to(1)
                                 ___________________                 be Sold         ____________________
                                 Number        Percent               in the       Number of     Percent
                                of Shares      of Class             Offering      Shares        of Class
                                --------       --------             ---------     ---------     --------

Theodore Kesten                  1,711,111      2.37%               1,711,111           0             *


Hanan Haskell                    1,711,111      2.37%               1,711,111           0             *


Israel Feit                      2,138,889      2.97%               2,138,889           0             *


Michael M. Ades                    427,778         *                  427,778           0             *


Roberts & Green                  2,566,667      3.56%               2,566,667           0             *
Stig Wennerstrom &
Britt-Marie Wennerstrom
JT TEN                             513,333        *                   513,333           0             *


Cory D. Heith                      342,222        *                   342,222           0             *

Stephan L. Kass                    427,778        *                   427,778           0             *

Kass & Jaffe
Investment Group I                 427,778         *                  427,778           0             *


Bruce Ferstein                     427,778          *                 427,778           0             *

Burton Koffman                     427,778          *                 427,778           0             *

Silverman Partners LLC             855,556      1.19%                 855,556           0             *

Stuart Richer                      855,556      1.19%                 855,556           0             *

Vulcan Properties Inc.             427,778         *                  427,778           0             *

Edward Gutman                      855,556      1.19%                 855,556           0             *

Deerwood Trust                     427,778              *             427,778           0             *

Mark Goldberg                      427,778              *             427,778           0             *


David Elliot Kent                1,368,889      1.90%               1,368,889           0             *


HCFP/Brenner
    Securities, LLC (2)          1,034,353      1.43%               1,034,353           0             *

Penalty Shares
(pro rata to Holders)(3)         1,814,500        N/A               1,814,500           0             *

                               -------------                       ----------

Grand Total                     19,189,967                         19,189,967
-----------------

(1) Shares held as of June 3, 2003 to the knowledge of the Company. Includes 6,303,000 shares issued in the February 2003 private placement and 10,611,111 shares underlying outstanding Notes issued in the February 2003 private placement that may be convertible into common stock in the future.

(2)Includes warrants to purchase 461,353 shares of common stock presently exercisable at $0.09 per share. These warrants were part of compensation to Placement Agent for the February 2003 placement.

(3)Penalty Shares to be issued to holders if registration obligations are not fulfilled on a timely basis in accordance with Subscription Agreements and related instruments.


* Less than one percent.







                              PLAN OF DISTRIBUTION

     The shares being offered by the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be sold from time to time in one or more transactions (which may involve block transactions):

     - on the American Stock Exchange or on such other market on which the common stock may from time to time be trading;

     -    in privately-negotiated transactions;

     -    through the writing of options on the shares;

     -    short sales; or

     -    any combination thereof.

     The sale price to the public may be:

     -    the market price prevailing at the time of sale;

     -    a price related to such prevailing market price;

     -    at negotiated prices; or

     - such other price as the selling stockholder determines from time to time.

     This Prospectus may be used by the individuals and entities listed above and their successors or by any broker-dealer who may participate in sales of the common stock offered herein.

     The shares may also be sold pursuant to Rule 144. Each selling stockholder has the sole and absolute discretion not to accept any purchase offer or make any sale of shares if the selling stockholder deems the purchase price to be unsatisfactory at any particular time.

     Each selling stockholder or the selling stockholder's respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. No selling stockholder can assure that all or any of the shares offered in this Prospectus will be issued to, or sold by, the selling stockholder. The sellers of the shares offered in this Prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.

     The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchase and sales of any of the shares by, the selling stockholder or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

     We have agreed to pay the expenses of registering the common stock offered herein on behalf of the individuals and entities listed above, other than broker-dealer commissions, discounts or concessions and any legal fees incurred by the individuals and entities listed above in connection with sales of the common stock offered herein. Avitar and the individuals and entities listed above have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.



                                     EXPERTS

     The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-KSB for the year ended September 30, 2002 have been so incorporated in reliance on the report of BDO Seidman, LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting. The auditors' report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.


                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the common stock will be passed upon for Avitar by Dolgenos Newman & Cronin LLP, New York, New York.

                          STATEMENT OF INDEMNIFICATION

     The Company's Certificate of Incorporation, as amended, provides that a director will not be personally liable to the Company or its stockholders for monetary damages for the breach of his or her fiduciary duty of care as a director, including breaches that constitute gross negligence. By its terms and in accordance with the Delaware General Corporation Law ("DGCL"), however, this provision does not eliminate or limit the liability of a director of the Company
(i) for breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payments of dividends or unlawful stock repurchases or redemptions) or (iv) for any improper benefit.

     This provision offers persons who serve on our board of directors protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, our ability or our stockholder's ability to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under federal securities laws.

     Section 145 of the Delaware law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. Our By-laws provide that we shall, subject to limited exceptions, indemnify our directors and executive officers to the fullest extent not prohibited by the Delaware Law. Our By-laws provide further that we shall have the power to indemnify our other officers, employees and other agents as set forth in the Delaware law. Such indemnification rights include reimbursement for expenses incurred by such director, executive officer, other officer, employee or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the Delaware law.

     We have entered into agreements with certain of our directors and officers pursuant to which we have agreed to indemnify such directors and officers to the fullest extent permitted under applicable law. In addition, we have purchased insurance containing customary terms and conditions as permitted by law on behalf of its directors and officers, which may cover liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to these provisions, or otherwise, Avitar has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms.

     Statements made in this Prospectus concerning the contents of any contract or other documents are not necessarily complete. With respect to each contract or other document filed as an appendix to the Registration Statement, reference is hereby made to that appendix for a more complete description of the matter involved, and each such statement is hereby qualified in its entirety by such reference.



                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" the information we file with them, which means:

     .    incorporated documents are considered part of the Prospectus;

     . we can disclose important information to you by referring you to those documents; and

     . information that we file with the SEC will automatically update and supersede the Prospectus.

     We are incorporating by reference the documents listed below which were filed with the SEC under the Exchange Act:

     . Annual Report on Form 10-KSB/A for the year ended September 30, 2002, and documents incorporated by reference in such report;

     .    Quarterly Report on Form 10-QSB, filed February 14, 2003;

     .    Quarterly Report on Form 10-QSB, filed May 15, 2003;

     .    Current Report on Form 8-K, filed March 3, 2003.

     We also incorporate by reference each of the following documents that we will file with the SEC after the date of the Prospectus but before the end of the offering:

     .    Reports filed under Sections 13(a) and (c) of the Exchange Act;

     . Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

     .    Any reports filed under Section 15(d) of the Exchange Act.

     You may request a copy of these filings, at no cost, by contacting us at the following address or phone number:

           Avitar, Inc.
           Attn:  Mr. Jay Leatherman
           Chief Financial Officer
           65 Dan Road
           Canton, MA 02021
           Telephone:(781) 821-2400

     You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling securityholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of these documents.


      =====================================================================

     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this Prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This Prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. The information in this Prospectus is current as of the date shown on the cover page.




                                19,189,967 Shares




                                  AVITAR, INC.




                                  Common Stock




                              --------------------

                                   Prospectus
                              --------------------












                                                      July 24, 2003
=====================================================================



                                     PART II

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Avitar in connection with the sale of the common stock being registered. All amounts are estimates except the registration fee.

                                                            Amount to be
                                                                Paid
                                                           ------------

SEC Registration Fee. . . . . . . . . . . . . . .         $      405.00
Printing and EDGAR . . . . . . . . . . . . . . . .             3,000.00
Legal Fees and Expenses . . . . . . . . . . . . .             12,000.00
Accounting Fees and Expenses. . . . . . . . . . .              2,500.00
Blue Sky Fees and Expenses. . . . . . . . . . . . .            1,000.00
Transfer Agent and Registrar Fees.. . . . . . . .              1,000.00
Miscellaneous . . . . . . . . . . . . . . . . . .              2,500.00
                                                              ----------
        Total . . . . . . . . . . . . . . . . . .        $    22,405.00
                                                              ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "Delaware Law") grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. Our Certificate of Incorporation contains a provision eliminating director liability to Avitar and its stockholders for monetary damages for breach of fiduciary duty as a director. The provision does not, however, eliminate or limit the personal liability of a director: (i) for any breach of such director's duty of loyalty to Avitar or its stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under the Delaware statutory provision making directors personally liable, for improper payment of dividends or improper stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on our Board of Directors protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, our ability or a stockholder's ability to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under federal securities laws.


     Section 145 of the Delaware Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. Avitar's By-laws provide that the corporation shall, subject to limited exceptions, indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware Law. Avitar's By-laws provide further that Avitar shall have the power to indemnify its other officers, employees and other agents as set forth in the Delaware Law. Such indemnification rights include reimbursement for expenses incurred by such director, executive officer, other officer, employee or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the Delaware Law.

     Avitar has entered into agreements with certain of its directors and officers pursuant to which Avitar has agreed to indemnify such directors and officers to the fullest extent permitted under applicable law. In addition, Avitar has purchased insurance containing customary terms and conditions as permitted by law on behalf of its directors and officers, which may cover liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Avitar pursuant to these provisions, or otherwise, Avitar has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.



ITEM 16.  EXHIBITS

Exhibit          Description
-------          -----------

4.1  Form of Subscription Agreement dated February 2003 (A)

4.2  Form of Note dated February 2003 (A)

4.3  Form of Warrant issued to HCFP/Brenner Securities, LLC in February 2003

5.1 Opinion of Dolgenos Newman & Cronin LLP as to the legality of the shares being registered.

23.1 Consent of BDO Seidman LLP, Independent Certified Public Accountants

23.3 Consent of Dolgenos Newman & Cronin LLP (Included in Exhibit 5.1)

24.1 Power of Attorney (Included on the Signature Page)

--------------------------------------------------------------------------------

(A) Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Quarterly Report for the fiscal period ended March 31,2003 (Commission File No. 0-20316), and incorporated herein by reference.



ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)To  include  any  material   information   with  respect  to  the  plan  of
     distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a) (i) and (a) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933; each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Canton, Commonwealth of Massachusetts, on July 24, 2003.


                            Avitar, Inc.

                      By:   /s/ Peter P. Phildius
                            ----------------------------------------
                            Peter P. Phildius
                            Chairman and Chief Executive Officer


                          POWERS OF ATTORNEY

     Each person whose signature appears below hereby appoints Peter P. Phildius and Jay C. Leatherman and each of them severally, acting alone and without the other, his true and lawful attorney-in-fact with authority to execute in the name of each such person, and to file with the SEC, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, necessary or advisable to enable the registrant to comply with the Securities Act and any rules, regulations and requirements of the SEC in respect thereof, which amendments may make such changes in this Registration Statement as the aforesaid attorney-in-fact deems appropriate.


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Peter P. Phildius
--------------------------------------
Peter P. Phildius
Chairman and Chief Executive Officer
(Principal Executive Officer)
Date:  July 24, 2003


/s/ Douglas W. Scott
--------------------------------------
Douglas W. Scott
Chief Operating Officer and Director
Date: July 24, 2003

/s/ Neil R. Gordon
--------------------------------------
Neil R. Gordon
Director
Date: July 24, 2003


/s/ James Groth
--------------------------------------
James Groth
Director
Date: July 24, 2003

/s/ Charles R. McCarthy
--------------------------------------
Charles R. McCarthy
Director
Date: July 24, 2003

/s/ Jay C. Leatherman
--------------------------------------
Jay C. Leatherman
Controller, Secretary and Chief
Financial and Accounting Officer
(Principal Accounting and Financial Officer)
Date: July 24, 2003


EXHIBIT INDEX

Exhibit          Description
-------          -----------

4.1  Form of Subscription Agreement dated February 2003 (A)

4.2  Form of Note dated February 2003 (A)

4.3  Form of Warrant issued to HCFP/Brenner Securities, LLC in February 2003

5.1 Opinion of Dolgenos Newman & Cronin LLP as to the legality of the Offered Shares being registered.

23.1 Consent of BDO Seidman LLP, Independent Certified Public Accountants

23.3 Consent of Dolgenos Newman & Cronin LLP (Included in Exhibit 5.1)

24.1 Power    of    Attorney     (Included     on    the     Signature     Page)
     --------------------------------------------------------------------------

(A) Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Quarterly Report for the fiscal period ended March 31,2003 (Commission File No. 0-20316), and incorporated herein by reference.